Exhibit 10.8

Justworks	601 W. 26th St., Suite 400
New York, NY 10001
August 24, 2019
Mr. Michael Seckler
###
Email: ###
Dear Mike:
Thank you for taking time to meet our team. Our success depends on having the best people. That is why I am excited to offer you a full-time position with Justworks, Inc. (the “Company” or “Justworks”) as Senior Vice President & Chief Operating Officer.
Cash Compensation. The Company will pay you an annual salary of $350,000, less all applicable withholding taxes and other deductions, which will be paid semi-monthly in accordance with the Company’s normal payroll practices. You will also be eligible for an on-target annual bonus of $200,000, less all applicable withholding taxes and other deductions. Subject to the terms herein, this bonus will initially be structured with a target of $25,000 per quarter and a target of $100,000 at the end of each fiscal year. You will receive at least $20,000 per quarter for your first four quarterly bonus payments and $80,000 for your first annual bonus payment. To the extent earned, each quarterly and annual bonus will become payable only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your quarterly and annual bonuses will be final and binding.
Stock Options. We want our employees to have a financial stake in the success of Justworks. That is why, subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,031,655 shares of the Company’s Common Stock (the “Option”), which is currently equal to approximately 1.72% of the company’s stock on a fully diluted basis (including shares of Common Stock reserved under the Company’s equity incentive plans). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2018 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. In addition, the Option shall remain exercisable with respect to vested shares until the earliest of: (i) the second anniversary of the termination of your service for any reason (other than Cause); (ii) the expiration of the original 10 year term of the Option; (iii) the date on which the Company engages in certain corporate transactions, as provided in Section 8(b) of the Plan; and (iv) three months following the date on which you are terminated by the Company for Cause. As will be more fully described in the Stock Option Agreement, 1/60th of your Option shares will vest upon each month of continuous service (i.e., 20% of your Option shares will vest each year of continuous service). No right to any stock is

Justworks
earned or accrued until such time that vesting occurs and the grant does not confer any right to continue vesting or employment.
If you are terminated without Cause by the Company (or its successor, if appropriate) or resign for Good Reason, in either case, following a Change in Control (as defined herein) or during the six (6) months prior to a Change in Control, then upon the date of termination (or, if later, the Change of Control) all remaining unvested options held by you shall vest and become exercisable as of the date of termination or Change of Control, as applicable. For avoidance of doubt, if the Company is subject to a Change in Control and your outstanding options are not assumed by the acquirer, or otherwise converted into a substitute right or award, including, without limitation, into a cash right or award after the Change in Control, then your options will become fully vested immediately prior to the Change in Control and, to the extent applicable, you will be permitted to exercise your options prior to, or in connection with, the Change in Control.
Prior Option Grants. You were previously granted one or more stock option(s) to purchase shares of the Company’s common stock (the “Prior Options”) under the Company’s 2012 Stock Incentive Plan (the “Prior Stock Plan”). The Prior Options shall continue to be subject to the terms and conditions of the Prior Stock Plan and the applicable stock option agreements and related materials.
Definitions. For the purposes of this letter, “Cause”, “Change in Control”, “Code”, “Good Reason” and “Retention Amount” shall have the meanings given to them below.
“Cause” means termination of your employment based upon (i) a conviction of, a plea of nolo contendere or a guilty plea by you (A) to an act of fraud, misappropriation or embezzlement, or (B) to a felony which is materially injurious to the Company; (ii) an act of gross negligence or willful misconduct which the Board reasonably determines to be materially injurious to the Company; (iii) your material breach of any agreement between you and the Company or failure to comply with the Company’s material policies or rules; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company or (v) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors. For purpose of clauses (iii), (iv) and (v), “Cause” will only exist if: (1) the Company delivered to you a written description of the events or conditions giving rise to your termination for Cause; and (2) if curable, you have been given at least 30 days to cure such events or conditions and you fail to cure such events or conditions within such time period given. The Board will determine in its reasonable discretion whether a particular breach, failure or other action is curable and, if so, whether it has been cured within the specified timeframe.
“Change in Control” means the consummation of any transaction or series of related transactions (including the acquisition of the Company by another entity and any reorganization, merger, consolidation or share exchange, but excluding the sale of stock by the Company in a transaction whose sole purpose is to raise financing for the Company) that results in the holders of record of the Company’s capital stock immediately prior to the transaction or transactions holding less than fifty percent (50%) of the voting power of the Company or acquiring company, as
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applicable, immediately after the transaction or transactions, or which results in the sale of all or substantially all of the assets of the Company or in the exclusive license of all or substantially all of the intellectual property of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Good Reason” means (i) a material diminution by the Company in the nature or scope of the your responsibilities, duties or authority with the Company (at the time of the termination), provided that, following a Change in Control, a material diminution in your responsibilities, duties or authority shall not exist if, following such Change in Control, you have substantially the same responsibilities, duties and authority with respect to the subsidiary, division or business unit represented by the Company’s business as you had prior to such Change in Control, (ii) the Company’s material failure to provide you with the compensation and benefits in accordance with the terms and conditions of your employment offer letter, or (iii) your reassignment to a principal place of employment outside of the New York City metropolitan area; provided that Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and your resignation is effective within 30 days after the Company’s failure to remedy.
Severance. If you are terminated without Cause or resign for Good Reason, then, subject to your satisfaction of the conditions and perquisites that generally apply to severance paid to executives from time to time (and which may include, without limitation, a requirement to sign a release of claims in order to be eligible to receive severance), you will be entitled to receive, without any duty to mitigate: (i) continued base salary payments for a period of 12 months , (ii) a lump-sum payment on the sixtieth (60th) day following the termination of your employment in an amount equal to the pro-rata portion of the then applicable annual and quarterly bonus periods that you would have received if you had remained employed through each applicable payment date (which shall be pro-rated based on the portion of such bonus period you were employed and shall be paid at the metrics-based rate), (iii) 12 monthly payments, each in an amount equal to one-twelfth (1/12th) of 100% of the amount of your on-target annual bonus at the time of termination, (iv) accelerated vesting of the number of shares that would have become vested in total across all of your outstanding option grants (the “Total Accelerated Shares”) over the 12 month period following your termination had you remained in service for such 12 month period; provided that the Total Accelerated Shares shall be first comprised of unvested shares subject to your option that was issued in January 2018, then to the Option, and last to any subsequent option grants; and (v) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your termination, then the Company will pay directly or reimburse you for the full amount of all applicable COBRA premiums for you and your eligible dependents until the earliest of (a) the close of the 12- month period following your termination of employment, (b) the expiration of your continuation coverage under COBRA, or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; provided, that, if necessary to avoid adverse tax consequences to you or the Company, the Company, in its sole discretion, reserves the right to treat the payment described in this clause (v) as taxable compensation income. With respect to the payments and benefits described in (i), (iii), (iv) and (v) of the foregoing sentence,
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the amounts (or coverage) shall be reduced by 3 months for each year you were in service with the Company after your employment start date, but in no event shall the amounts (or coverage) be reduced to less than 2 months.
To the extent the Company requires you to execute a release in order to receive the severance benefits described above, you must sign and return the release on or before the date specified therein, which will be no later than 50 days after your termination of employment. In addition, subject to your timely execution and return of any required release, all of the salary continuation and installment payments described above will commence within 60 days following the termination of your employment and once they commence will include any unpaid amounts accrued from the date of your termination. However, if such 60-day period spans two calendar years, then the payments will in any event begin in the second calendar year.
If Justworks files an IPO and adopts a Company severance policy for executives, which may include, without limitation, a requirement to sign a release of claims in order to be eligible to receive severance), then such policy shall supersede your severance rights described above, provided that in no event shall your severance package (upon a termination without Cause or resignation for Good Reason) entitle you to less than 2 months of severance benefits (e.g., no less than 2 months of continued salary payments, payments with respect to 1/6th of the amount of your on-target annual bonus, 2 months of health coverage, etc.). In addition and notwithstanding anything to the contrary herein, in the event your employment is terminated for any reason, the Company shall timely pay you the amount of your base salary that was earned (and not previously paid) through your last day of employment.
Business Expenses. You shall be entitled to reimbursement for all reasonable and necessary travel and business expenses incurred or expended by you that are necessary for the performance of your duties in accordance with the Company’s reimbursement and travel policies, as in effect from time to time. Without limiting the foregoing, in the event your employment is terminated for any reason, the Company shall reimburse you for the amount of any documented expenses not previously reimbursed and that were properly incurred by you prior to any such termination.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid time off (“PTO”) in accordance with the Company’s PTO policy, as in effect from time to time. All employee benefits are subject to periodic Company review and can be changed with or without notice.
Employment Relationship. Your employment with the Company constitutes at-will employment and is for no specified period, meaning that you or the Company may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the CEO. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.
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Conditions. You will be required, as a condition of your employment with the Company, to (i) sign Justworks’ standard Employee Proprietary Information, Inventions and Non- Competition Agreement (“PIIA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non- disclosure of Company proprietary information, and (ii) satisfactorily complete a reference and background check. As required by federal immigration laws, your employment will be contingent upon your providing legal proof of your identity and authorization to work in the United States. You hereby consent to Justworks performing a background check on you. Except as otherwise provided herein, while you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.
By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company; provided, however, that:
a.You agree to resign from Justworks’ Board of Directors, effective as of, and contemporaneously with the commencement of your employment, on September 23, 2019 and shall execute an acknowledgement to that effect prepared by Justworks;
b.You shall be permitted to serve on the board of directors of no more than two (2) companies, and such companies shall be non-competitive with the Company. It is understood that currently you are a board member with Shopkeep and that you will remain an active advisor to Euclidean including maintaining the responsibility of overseeing the Euclidean Fund for Cancer Research. For the purposes of this agreement, your involvement with Euclidean will count as service on one of your two permitted boards of directors.
c.You will be involved in transitional work with Euclidean through December 31,2019, and after October 1, 2019, you will use reasonable efforts to perform work for Euclidean and Shopkeep (and, subject to (b) above, any other entity for which you serve as a board member) outside of Justworks’ normal business hours. However, as your board work and Euclidean responsibilities will require periodic meetings and activities during normal business hours, you will use reasonable efforts to ensure that such outside activities do not materially interfere with your responsibilities hereunder.
d.To the extent you serve on the boards of directors of any entities (or, in the case of Euclidean, serve as an advisor) each such entity shall be non-competitive with the Company and no such service (and any related activities) shall either individually or in the aggregate materially interfere with the performance of your duties hereunder; provided that time spent by you addressing SEC examinations (or similar inquiries) of Euclidean shall not constitute a material interference with your duties hereunder.
Tax Matters. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that
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minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
Section 409A. The provisions of this letter agreement are intended to meet the requirements of Section 409A of the Code and will be interpreted in a manner that is consistent with such intent. Without limiting the generality of the foregoing, the Company and you agree that any entitlement to severance payments pursuant to this letter agreement shall be conditioned upon such termination constituting a “separation from service” as defined in Code Section 409A. For purposes of Code Section 409A (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation, then any severance payments that are subject to Section 409A of the Code will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. The parties intend that, to the maximum extent possible, any severance payments shall qualify as a short-term deferral pursuant to Treasury Regulation § 1.409A-1(b)(4) or a separation payment pursuant to Treasury Regulation § 1.409A-1(b)(9). In addition, any expense allowance or reimbursement that may become available to you under this letter agreement must be paid on or before the last day of the calendar year following the calendar year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and no such allowance or reimbursement shall be subject to liquidation or exchange for another benefit.
Company Rules and Training. Our stakeholders count on Justworks to “do the right thing.” As a Company employee, you will be expected to abide by the Company’s rules and standards, which may change over time. Specifically, you will be required to read and understand the Company’s rules of conduct included in the Company Owners’ Manual which the Company will provide on your start date. Employees are also required to participate in ongoing training.
Interpretation, Amendment and Enforcement. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.
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We hope that you will accept this offer to join Justworks. To accept the Company’s offer, please sign and date this letter and the PIIA and return them to me. If you accept our offer, your first day of employment will be Monday, September 23, 2019. This offer of employment will terminate if it is not accepted, signed and returned by Wednesday, August 28, 2019. We are excited about working with you and look forward to a beneficial and productive relationship.
Sincerely,

/s/Isaac Oates
Isaac Oates
CEO
Agreed to and accepted:

Signature:	/s/Michael Seckler
Printed Name:	Michael Seckler
Date:	August 25, 2019
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EMPLOYEE PROPRIETARY INFORMATION,
INVENTIONS AND NON-COMPETITION AGREEMENT
As an employee of Justworks, Inc. (the “Company”), I recognize that the Company is engaged in a continuous program of research, development and production with respect to its business.
RECITALS:    I understand that:
A.    Definitions for certain capitalized terms used in this Employee Proprietary Information, Inventions and Non-Competition Agreement (this “Agreement”) are contained in Exhibit A attached to this Agreement.
B.    The Company possesses and will continue to possess Proprietary Information.
In consideration for the compensation and other good and valuable consideration received by me from the Company, I hereby agree as follows:
1.    Protection of Proprietary Information.
(a)    Property of the Company. All Proprietary Information shall be the sole property of the Company and its assigns or a third party, as applicable, and the Company and its assigns or such third party shall be the sole owner of all patents and other rights relating to such Proprietary Information. I hereby assign and agree to assign to the Company any rights I may have or acquire in any or all Proprietary Information. During my at-will employment by the Company and at all times thereafter, I will keep in confidence and trust all Proprietary Information, and I will not directly or indirectly, for my benefit or the benefit of any third party, disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company and except as required by law (subject to providing the Company with an opportunity to seek a protective order or other such remedy). I will obtain the Company’s written approval before publishing or submitting for publication (including online or social media) any material that relates to my work at the Company or incorporates any Proprietary Information. Furthermore, I understand that this Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:
(i)    An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(ii)    An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(b)    Property of Third Parties. I recognize that the Company has received and in the future will receive information from third parties which is private or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree, during my employment with the Company and thereafter, to hold all such private or proprietary information received from third parties in the strictest confidence and not to disclose or use it, except as necessary in carrying out my work for the Company consistent with the Company’s policies and agreement with such third party and except as required by law (subject to providing the Company with an opportunity to seek a protective order or other such remedy).
My obligations regarding Proprietary Information shall continue until such time as the Proprietary Information is publicly known without fault on my own part.
2.    Avoid Conflict of Interest. During my employment with the Company, I shall inform the Company before accepting any employment, consulting or other relationship with another person or entity (a) in any field related to the Company’s line of business or (b) in a position that requires a significant time commitment. Lack of objection by the Company regarding any particular outside activity does not in any way reduce my obligations under this Agreement.
3.    Return of Materials. All apparatus, computers, computer files and media, data, documents, drawings, engineering log books, equipment, inventor notebooks, programs, prototypes, records, samples, equipment and other information and physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company, or produced by myself or others in connection with my employment, shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my employment for any reason and I will not take with me any such property or any reproduction of such property upon such termination. I further agree that any property situated on the Company’s premises, owned by the Company or under the Company’s control, including computers, computer files, e-mail, voicemail, disks and other electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Upon termination of my employment (for any or no reason, whether voluntary or involuntary), I will promptly identify and, as directed by the Company, destroy, delete or return to the Company all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my compensation records; (ii) materials distributed to shareholders generally and (iii) this Agreement.
4.    Non-Solicitation, Non-Compete and Non-Disparagement.
(a)    Non-Solicitation. I agree that, during my employment with the Company and for a period of one (1) year following termination of such employment for any reason, I will not directly or indirectly (a) solicit or in any manner encourage employees, officers, directors, affiliates or consultants of the Company to end or diminish their relationships with the Company; or (b) other than on behalf of the Company, call on, solicit or take away, or attempt to do any of the same, the business of any business partners or other associates of the Company with whom the Company had relationships or with whom I was otherwise acquainted during my employment. By signing this Agreement, I acknowledge and agree that the names, addresses and specifications of the Company’s business partners and other associates constitute Proprietary Information and that the sale or unauthorized use or disclosure of this or any other Proprietary Information that I obtained during the course of this Agreement would be a breach of this Agreement and constitute unfair competition with the Company.
(b)    Non-Compete. I agree that, during my employment and for a period of one (1) year following the termination of my employment with the Company for any reason, I will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business that competes with the Business of the Company or any of its subsidiaries or affiliates world-wide, within the United States or within any other area in which the Company conducts its Business on the date that my employment with the Company terminates. Notwithstanding the foregoing, my passive ownership of securities of a public company engaged in competition with the Company’s Business not in excess of two percent (2%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section.
(c)    Non-Disparagement. I agree that I will not make, or cause to be made, any statements, observations, or opinions, or communicate any information (whether oral or written), that disparages or is likely in any way to harm the reputation of the Company. Nothing contained in this Agreement shall be deemed to prohibit me from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.
(d)    I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with the Company’s footprint and my performance of responsibilities for the Company and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of the Company. I further agree that such investments are worthy of protection and that the Company’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms. Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill, Proprietary Information or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill, Proprietary Information or other business interests of the Company.
5.    Inventions.
(a)    Disclosure. I will promptly disclose to the Company, or any persons designated by it, any and allInventions.
(b)    The Company owns Inventions. I agree that any and all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, trademarks, copyrights and other rights in connection with such Inventions.
(c)    Inventions Protection. I hereby assign and agree to assign to the Company any rights I may have or acquire in Inventions. In addition, to the extent permitted by applicable law, the parties agree that any works resulting from my employment with the Company shall be “works for hire”. To the extent that an Invention is not a “work for hire” under applicable law, I hereby assign and agree to assign to the Company all of my works of authorship and all rights of copyright, trademark, patent, trade secret and other similar rights (“Intellectual Property Rights”) in Inventions to the extent such works result from my employment with the Company. I further agree, as to any and all Inventions, to assist the Company in every proper way (but at the Company’s expense) to obtain and enforce Intellectual Property Rights on Inventions in any and all countries. To that end, I will perform any further acts and execute and deliver all documents for use in applying for and obtaining such Intellectual Property Rights thereon and enforcing the same, as the Company may desire, together with any assignments of such protections to the Company or persons designated by it, including without limitation filing this Agreement with any applicable governmental authority to evidence such assignment and ownership. My obligation to assist the Company in obtaining and enforcing Intellectual Property Rights on Inventions in any and all countries shall continue beyond the termination of my employment, provided that after such termination, the Company shall compensate me at the rate of US$80.00 per hour plus reasonable expenses for time actually spent by me at the Company’s request on such assistance. I acknowledge that I may be unavailable when the Company needs to secure my signature for lawful and necessary documents required to apply for or execute any Intellectual Property Rights with respect to Inventions (including renewals, extensions, continuations, divisions or continuations in part of patent applications). Therefore, I agree to irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact (coupled with an interest), to act for and in my behalf and instead of me, to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks and other protections on Inventions with the same legal force and effect as if executed by me. The Company shall also have the right to keep any and all Inventions as trade secrets.
6.    Pre-Employment Inventions. I represent that, at the time of signing this Agreement, I have made no developments, discoveries, improvements, inventions, trade secrets, or technical or journal writings or other works of authorship which I have made or conceived or first reduced to practice alone or jointly with others prior to my engagement by the Company, in any case, which relate to the Business (collectively, “Pre-Employment Inventions”). The Company will not require me to assign any rights I may have in any Pre-Employment Inventions. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Pre-Employment Invention or any other inventions, technical writings, papers, journal articles, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, I hereby grant to the Company, and the Company shall have, a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sub-licensable license to make, have made, modify, use, sell, reproduce, create derivatives, distribute, publicly perform, publicly display, import, export an otherwise fully exploit such Pre-Employment Invention as part of or in connection with the Business. I acknowledge and agree that the Company and its subsidiaries or affiliates are free to compete or develop information, inventions and products within the areas and type of the Pre-Employment Inventions.
7.    No Conflicting Obligation. I represent and warrant that my performance of all the terms of this Agreement and that my employment by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement. I also understand that I am not to breach any obligation of confidentiality I have to others during my employment with the Company.
8.    No Improper Use of Information of Prior Employers or Others. As part of the consideration for the offer of employment by the Company and of my employment or continued employment by the Company, I have not brought and will not bring to the Company, or use or disclose in the performance of my responsibilities any equipment, supplies, facility, electronic media, software, trade secret or other information or property of any former employer or any other person or entity, unless I have obtained their written authorization for its possession and use or if such property is otherwise freely available for use.
9.    Notification of New Employer. If I leave the employ of the Company, I will notify my new employer of my rights and obligations under this Agreement. The Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers.
10.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING TO ITS SUBJECT MATTER.

11.    Survival of Obligations. This Agreement shall survive termination of my employment, regardless of the circumstances of such termination. Specifically, the provisions of Sections 1, 4(a), 4(b) (for the period stated therein), 4(c), 5(b), 5(c), 6 (next to last sentence), 9-11 and 13-16, which shall survive. I agree that any change(s) in my employment title, duties, compensation, or equity interest after signing this Agreement shall not affect the validity or scope of this Agreement.
12.    Effective Date; Term of Agreement. This Agreement shall be effective as of the first day of my employment by the Company and shall continue, except as otherwise expressly set forth herein.
13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of my heirs, executors, administrators or other legal representatives and successors and assigns of the Company. This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.
14.    Integrated Agreement; Modifications. This Agreement and the employment offer letter executed between the Company and me constitute the full, complete and exclusive agreement between the Company and me with regard to their subject matter. These agreements supersede any previous agreements or representations, whether oral or written, express or implied between the Company and me with respect to their subject matter. To the extent this Agreement and the employment offer letter conflict, the employment offer letter shall control. These Agreements shall not be modified unless in writing, signed by me and the CEO or President of the Company. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable.
15.    Exhibits. Exhibit A (Definitions) is made a part of and incorporated by reference in this Agreement.
16.    Miscellaneous. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in or with jurisdiction over New York County, New York, and each party consents to the jurisdiction thereof; however, the Company may seek specific performance and injunctive relief, which shall be cumulative, in any court of competent jurisdiction. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond or surety) in addition to any other remedies. Any manually signed copy of this Agreement which is delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature page follows]

I CERTIFY AND ACKNOWLEDGE THAT I HAVE CAREFULLY READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I UNDERSTAND AND WILL FULLY AND FAITHFULLY COMPLY WITH SUCH PROVISIONS. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

EMPLOYEE		JUSTWORKS, INC.

/s/ Michael Seckler		By:	/s/ Isaac Oates
Name: Michael Seckler		Name: Isaac Oates
Title: Chief Executive Officer
Address:	100 W. 80th Street #3B
	New York, NY 10024	Dated: September 20 , 2019

Dated: September 19 , 2019

EXHIBIT A
1.    DEFINITIONS. As used in the foregoing Agreement, the following terms shall have the meanings as defined below. Where the context so indicates, a word in the singular form shall include the plural and vice-versa.
1.1    Company as used herein, shall include any subsidiary or affiliate of the Company.
1.2    Business means a provider of payroll, payroll tax filing, human resources support, benefits services and/or employee benefits insurance.
1.3    Inventions means any data, discovery, design, development, formula, idea, concept, learning, research, technology, trade secret, work of authorship, improvement, invention, know-how, process, program, software, firmware, content, tool, device, plan, code, algorithm, prototype, technique, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not patentable or registrable under copyright, trademark or similar statutes, and all designs, trademarks and copyrightable works that I made or conceived or reduced to practice or learned, either alone or jointly with others, during the period of my employment which (a) are related or useful in the business of the Company or to the Company’s actual or demonstrably anticipated research, design, development, experimental production, financing, manufacturing, licensing, distribution or marketing activity carried on by the Company, or (b) result from tasks assigned me by the Company, or (c) result from use of premises or equipment owned, leased or contracted for by the Company (“Company Assets”). However, the foregoing does not purport to assign to the Company (Inventions shall not include) any Invention that: (i) by law I cannot be required to so assign; or (ii) otherwise meets all of the following requirements: (A) the Invention is created, discovered or developed entirely on my own time; (B) the Invention is created, discovered or developed entirely without use of any Company Assets and (C) the Invention is not useful with or related to the Business. Nevertheless, if I believe any Invention created by me during my employment is not within the definition of Inventions, I will nevertheless disclose it to the Company so that the Company may make its assessment.
1.4    Proprietary Information means information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. By way of illustration but not limitation, “Proprietary Information” includes: (a) inventions, confidential knowledge, trade secrets, ideas, data, programs, works of authorship, know-how, improvements, discoveries, designs, techniques and sensitive information that the Company owns or the Company receives from its customers or receives from a third party under obligation to keep confidential; (b) technical information relating to the Company’s existing and future products, including, where appropriate and without limitation, manufacturing techniques and procedures, production controls, software, firmware, information, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, product specification and part lists, names of suppliers, structures, models, techniques, processes and apparatus relating to the same disclosed by the Company to me or obtained by me through observation or examination of information or developments; (c) confidential marketing information (including without limitation marketing strategies, customer names and requirements and product and services, prices, margins and costs); (d) confidential future product plans; (e) confidential financial information provided to me by the Company; (f) personnel information (including without limitation employee compensation); and (g) other confidential business information.